Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of May 8, 2023, is entered into by and among BurgerFi International, Inc., a Delaware corporation (the “Company”), and Ian Baines, an individual with a primary residence in Florida (“Baines” or the “Consultant”).

WHEREAS, Baines currently serves as Chief Executive Officer of the Company and will continue to do so through the close of business on June 7, 2023 (the “Resignation Date”);

WHEREAS, the Company and Baines are parties to that certain Amended and Restated Employment Agreement, dated as of November 4, 2021 (the “Employment Agreement”);

WHEREAS, the Consultant has invaluable knowledge and expertise regarding the business of the Company;

WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, Baines following the Resignation (as defined below); and

WHEREAS, the Company and the Consultant now desire to enter into a mutually satisfactory arrangement concerning, among other things, Baines’ separation from service with the Company on the Resignation Date, and the Consultant’s service to the Company as an independent contractor following the Resignation Date, and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Separation from Service.

(a) Resignation. Baines hereby acknowledges and agrees that Baines’ employment with the Company shall terminate as a result of Baines’ resignation on the Termination Date (the “Resignation”). Baines acknowledges that, effective on the Resignation Date and by virtue of executing this Agreement, and without any further action by Baines, Baines hereby resigns the positions as Chief Executive Officer of the Company and as a member of the board of directors of, or as a manager, officer, or any other position with, any of the Company’s affiliates.

(b) Acknowledgments. Baines acknowledges and agrees that for purposes of all plans, agreements, policies, and arrangements of the Company and its affiliates in which Baines participated or to which Baines was a party (including, without limitation, the Employment Agreement), the Resignation shall be a voluntary separation. Moreover, in the case of any such plan, agreement, policy, or arrangement that includes the concept of resignation with “Good Reason” or a similar term of like meaning, Baines waives any right to resign from the Company and its affiliates for “Good Reason” or a similar term of like meaning for purposes of any plan, agreement, policy, or arrangement of the Company and its affiliates (including, without limitation, the Employment Agreement).

2. Consulting Period. The Consultant shall render the Services (as defined below) for the period beginning on the Resignation Date and ending on the first anniversary of the Resignation Date, unless earlier terminated in accordance with Section 7 (the “Consulting Period”).

3. Services. During the Consulting Period, the Consultant shall provide consulting services to the Company as reasonably requested from time to time by the Executive Chairman of the Board of Directors of the Company (the “Services”). For purposes of providing the required Services pursuant to this Agreement, the Consultant shall make himself reasonably available during the term of the Agreement, and the Services shall generally be performed at such locations as are reasonably determined by the Consultant (it being understood and agreed that such services may be performed generally at the Consultant’s home offices); provided, however, that the Consultant shall not be required to provide more than 10 hours of Services per week.

4. Fees and Expenses.

(a) Consulting Fee. In consideration for agreeing to provide the Services and for agreeing to the covenants set forth in Section 8 and subject to Baines’ execution and delivery of a release of claims set forth in Section 9 below, within 30 days following the Resignation Date (and non-revocation within the time period set forth therein (the date the Release becomes irrevocable, the “Release Date”)), and the Consultant’s continued compliance with the covenants set forth in Section 8 below (it being understood that the Company’s obligations pursuant to this Section 4(a) shall immediately cease upon a breach by the Consultant of such covenants), Consultant shall be paid:

(i) an amount in cash equal to $523,628 in total, payable in payable in twelve (12) equal monthly payments on or before the 10th day of each month during the period commencing on the Resignation Date and ending on first anniversary of the Resignation Date (the “Fee”) (for the avoidance of doubt, the first payment date shall be on or before July 10, 2023 and shall continue until on or before June 10, 2024); provided, however, in the event of a Change of Control (as defined in the Company’s 2020 Omnibus Incentive Plan), the entire Fee shall accelerate and become due and payable to Consultant; and

(ii) if the Consultant timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse, grossed up for any applicable taxes, the Consultant for the monthly COBRA premium paid by the Consultant for the Consultant and the Consultant’s dependents. Such reimbursement shall be paid to the Consultant on the fifth (5) of the month immediately following the month in which the Consultant timely remits the premium payment. The Consultant shall be eligible to receive such reimbursement until the earliest of: (a) the twelve (12)-month anniversary of the Resignation Date; (b) the date the Consultant is no longer eligible to receive COBRA continuation coverage; and (c) the date on which the Employee receives substantially similar coverage from another employer or other source.

(b) Expenses. The Company shall reimburse the Consultant pursuant to the Company’s reimbursement policies as in effect from time to time (which policies shall be provided to the Consultant upon request) for reasonable business expenses incurred by the Consultant in connection with the performance of the Services; provided that any expenses in excess of $500 shall require prior written authorization from the Executive Chairman of the Company to be reimbursed pursuant to this Section 4(b).

5. Sole Consideration. Except as specifically provided in Sections 3 and 4 and except for any Annual Bonus for fiscal year 2023 due and owing to the Consultant under Section 7(a)(iii) of the Employment Agreement, the Consultant shall be entitled to no compensation or benefits from the Company or its affiliates with respect to the Services or previous employment and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company or its affiliates.

6. Status as a Non-Employee. The Company and the Consultant acknowledge and agree that, in performing the Services pursuant to this Agreement, the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company or its affiliates. The Consultant acknowledges that the Consultant is and shall be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder and shall not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company or its affiliates.

7. Termination of the Consulting Period. If either party believes that the other is in breach of its material obligations hereunder, then the non-breaching party may deliver notice of such breach to the other party, and the allegedly breaching party shall have fifteen (15) days from such notice to dispute or cure such breach. If the allegedly breaching party fails to cure, or fails to dispute, that breach within such time period, then the party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other party.

8. Restrictive Covenants.

(a) Confidential Information. In the course of the Consultant’s employment with, service to, and involvement with the Company and its affiliates (including their predecessor and any successor entities), the Consultant has obtained or may obtain secret or confidential information, knowledge, or data concerning the Company’s and its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures, and other nonpublic matters, or concerning those of third parties (“Confidential Information”). The Consultant shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all Confidential Information relating to the Company or any of its affiliates, and their respective businesses, that shall have been obtained by the Consultant during the Consultant’s employment with the Company and its affiliates and the Consultant’s performance of the Services under this Agreement, and that shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement). All records, files, memoranda, reports, customer lists, documents, and the like (whether in paper or electronic format) that the Consultant has used or prepared during the Consultant’s employment prior to the Resignation Date or will use or prepare specifically for the Company or its affiliates during the course of his Service under this Agreement after the Resignation Date shall remain the sole property of the Company and shall remain (or be promptly returned to) the Company’s premises. After termination of the Consultant’s Services with the Company, the Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it.

(b) Nonsolicitation. During the period commencing on the Resignation Date and ending on the earlier of the first anniversary of the Resignation Date (the “Restricted Period”), the Consultant shall not directly or indirectly (A) induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to leave the Company or such affiliate, (B) hire any person who was an employee or independent contractor of the Company or any such affiliate until 12 months after such individual’s relationship with the Company or such affiliate has been terminated, or (C) induce or attempt to induce any client or customer (whether former, current, or prospective) or other business relation of the Company or any such affiliate to cease doing business or to reduce the amount of business that any client, customer, or other business relation has customarily done, or has indicated that he, she, or it intends to do, with the Company or such affiliate, whether or not the relationship between the Company or such affiliate and such client, customer, or other business relation was originally established, in whole or in part, through the Consultant’s efforts, or in any way interfere with the relationship between any such client, customer, or business relation, on the one hand, and the Company or such affiliate, on the other hand.

(c) Noncompetition. The Consultant acknowledges that, in the course of Baines’ employment with and the Consultant’s Services to the Company and its affiliates (including their predecessor and any successor entities), the Consultant has become familiar, or will become familiar, with the Company’s and its respective affiliates’ trade secrets and with other Confidential Information concerning the Company, its affiliates, and their respective predecessors and that Baines’ employment with and the Consultant’s Services to the Company have been and will be of special, unique, and extraordinary value to the Company and its affiliates. Therefore, the Consultant agrees that, during the Restricted Period, the Consultant shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor, or otherwise, and whether or not for compensation), or render services, advice, or assistance in any capacity to a Competing Business (as defined below) in which the Company or any of its affiliates conducts business. For purposes of this Agreement, a “Competing Business” shall mean any person, firm, corporation, or other entity, in whatever form, that engaged or engages in any activities that conflict with, or could reasonably be expected to conflict with the Company’s business of operating (i) gourmet fast food and quick service casual restaurants focused on all-natural hamburgers, vegetarian burgers, hormone-free chicken, and other complementary food offerings, as well as (ii) casual restaurants serving fresh, never frozen and quality ingredients centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads.

(d) Mutual Nondisparagement. Neither the Consultant nor the Company and its affiliates shall not at any time make any written or oral statements, representations, or other communications that disparage the business or reputation of the other party or any of their respective officers, directors, employees, stockholders, agents, or representatives, including, but not limited to, by facilitating, participating in, or supporting, in any way, any litigation or claim by any third party.

(e) Cooperation. During the Consulting Period and following the cessation of the Consultant’s Services for any reason, the Consultant shall, upon reasonable notice, (i) furnish such information and assistance to the Company and/or its affiliates, as may reasonably be requested by the Company or its affiliates, with respect to any matter, project, initiative, or effort for which the Consultant is or was responsible or has or had substantial involvement in while employed by the Company or while providing Services under this Agreement, including any litigation matters, and (ii) cooperate with the Company and its affiliates during the course of all third-party proceedings arising out of the Company’s business about which the Consultant has knowledge or information. Without limiting the generality of the foregoing, Baines shall cooperate and work in good faith with the Executive Chairman to transition all projects and relationships with which he was engaged on behalf of the Company prior to the Resignation Date.

(f) Mutual No Adverse Actions. Neither party shall at any time take any action that impugns or adversely affects the business, operations, or reputation of the other party or its affiliates or any of their respective officers, directors, employees, equityholders, agents, or representatives.

(g) Remedies. The Consultant acknowledges and agrees that: (i) the purposes of the foregoing covenants (including, without limitation, the noncompetition covenant contained in Section 8(c)) are to protect the goodwill and trade secrets and other Confidential Information of the Company; and (ii) because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the trade secrets and other Confidential Information to which the Consultant has access, it would be impractical and excessively difficult to determine the actual damages of the Company if the Consultant breached any of the covenants of this Section 8. The Consultant understands that the covenants may limit the Consultant’s ability to earn a livelihood in a Competing Business. Any termination of the Consultant’s Services or of this Agreement shall have no effect on the continuing operation of this Section 8. The Consultant acknowledges that the Company would be irreparably injured by a violation of this Section 8 and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by the Consultant to perform any of the Consultant’s obligations under this Section 8. Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 8, to the extent permitted by applicable law, the Consultant hereby waives the claim or defense that the Company has an adequate remedy at law, and the Consultant shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available, the Company shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond. If any of the covenants set forth in this Section 8 is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.

9. Mutual General Release.

(a) Baines unconditionally and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s past and present employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Baines’ employment with Company, the termination of Baines’ employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Baines’ employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other state, federal, city, county, or local statutory claims, including, but not limited to alleged violations of Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Lilly Ledbetter Fair Pay Restoration Act of 2009, the Employee Retirement Income Security Act, Sections 1981-1983 of Title 42 of the United States Code, the Worker Adjustment and Retraining Notification Act, the Florida Civil Rights Act (Fla. Stat. §§ 760.01 to 760.11), the Florida Whistleblower Protection Act (Fla. Stat. §§ 448.101 to 448.105), the Florida Workers’ Compensation Retaliation provision (Fla. Stat. §§ 440.205), the Florida Minimum Wage Act (Fla. Stat. §§ 448.110), Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24), the Florida Fair Housing Act (Fla. Stat. §§ 760.20 to 760.37), claims for severance under any offer letter, employment agreement, or term sheet, and amendments to those laws, and all other state and local laws of Florida that may be lawfully waived by agreement, and amendments to those laws, and all claims for attorneys’ fees, costs and expenses.

(b) The Company, on its behalf and behalf of its parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, unconditionally and absolutely releases and discharges, other than respect to the obligations created by this Agreement, Baines from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Baines’ employment with Company, the termination of Baines’ employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Baines’ employment with Company. Each party expressly waives such party’s respective right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by such party or on such party’s behalf, related in any way to the matters released herein.

(c) The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Baines’ right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and any other similar government agencies, and claims for workers’ compensation benefits, unemployment insurance benefits, or any challenge to the validity of the form of Baines’ release of claims under the Age Discrimination in Employment Act, as set forth in this Separation Agreement. Nothing in this Separation Agreement is intended to, or shall, interfere with Baines’ rights under the National Labor Relations Act or federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the Age Discrimination in Employment Act, GINA, or their state or local counterparts) to file or otherwise institute a charge, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing those laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of the release, non-disparagement or confidentiality clauses of this Agreement. Baines shall not, however, be entitled to any relief, recovery, or monies in connection with any such matter brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge, or proceeding.

(d) Baines acknowledges that Baines may discover facts or law different from, or in addition to, the facts or law that Baines knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

(e) Baines declares and represents that Baines intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Baines intends the release herein to be final and complete. Baines executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

10. Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Consultant, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

11. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is personal in nature, and the Consultant shall not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to such state’s laws and principles regarding the conflict of laws.

(c) Venue. Any legal action to enforce this Agreement shall be brought in the state court of Florida, in and for Broward County, Florida. Prior to the commencement of any legal action, the parties shall first attend mediation with a mediator mutually agreed to by the parties, which shall be conducted in Broward County, Florida. In the event legal action is commenced prior to attending mediation, such action shall be stayed until a mediation conference has been conducted.

(d) Prevailing Party Attorneys’ Fees. In any legal action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

(e) Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Company and the Consultant. From and after the Resignation Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(f) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant/Baines:

Ian Baines

4240 Galt Ocean Drive, Apt. 1003

Fort Lauderdale 33308

If to the Company:

BurgerFi International, Inc.

200 West Cypress Creek Drive, Suite 220

Fort Lauderdale, FL 33309

Attention: Legal Department

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(g) Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

BURGERFI INTERNATIONAL, INC.

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Executive Chairman

CONSULTANT/BAINES

By:	/s/ Ian Baines
Name: Ian Baines

[Signature Page to Baines Consulting Agreement]

10